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                                                                   EXHIBIT 12.01


                           CARAUSTAR INDUSTRIES, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


                                                            1998         1999        2000         2001             2002
                                                         ----------   ----------   ----------   ----------      ----------
EARNINGS:
Income from continuing operations before income
  taxes, minority interest, reversal of loss
  on discontinued operations and cumulative effect
  of accounting changes                                  $   83,053   $   64,445   $   13,829   $  (22,295)     $  (27,778)
Equity in income of less-than-50-percent-owned Entities          12            0            0            0               0
Fixed charges                                                19,469       30,528       41,776       49,997          47,245
Less capitalized interest expense                              (219)        (626)        (852)           0               0
                                                         ----------   ----------   ----------   ----------      ----------
Earnings                                                 $  102,315   $   94,347   $   54,753   $   27,702      $   19,467
                                                         ==========   ==========   ==========   ==========      ==========
FIXED CHARGES:
Interest expense                                         $   16,072   $   25,735   $   35,730   $   43,492      $   39,938
Amortization of debt issuance costs                              --          142          737        1,566           1,534
Estimate of the interest cost within rental expense           3,178        4,025        4,457        4,939           5,773
Capitalized interest expense                                    219          626          852            0               0
                                                         ----------   ----------   ----------   ----------      ----------
Fixed charges                                            $   19,469   $   30,528   $   41,776   $   49,997      $   47,245
                                                         ==========   ==========   ==========   ==========      ==========
Ratio of earnings to fixed charges                             5.26         3.09         1.31         0.55(1)         0.41(1)
                                                         ==========   ==========   ==========   ==========      ==========

(1) The 2002 and 2001 earnings were inadequate to cover fixed charges. The cover deficiency was $27.8 million and $22.3 million for 2002 and 2001, respectively.